Exhibit 107.1

Calculation of Filing Fee Table

Form S-8

(Form Type)

WaterBridge Infrastructure LLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Equity	Class A shares representing limited liability company interests	Rule 457(c) and Rule 457(h)	20,000,000	$23.10	$462,000,000	0.0001531	$70,732.20

Total Offering Amounts					$462,000,000		$70,732.20

Total Fee Offsets							—

Net Fee Due							$70,732.20

(1)

The Form S-8 registration statement to which this Exhibit 107.1 is attached (the “Registration Statement”) registers 20,000,000 Class A shares of WaterBridge Infrastructure LLC, a Delaware limited liability company, that may be delivered with respect to awards under the WaterBridge Infrastructure LLC Long Term Incentive Plan (as amended from time to time, the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statement shall be deemed to cover an indeterminate number of additional Class A shares that may become issuable as a result of share splits, share dividends or similar transactions pursuant to the adjustment or anti-dilution provisions of the Plan.

(2)

The proposed maximum offering price per share and proposed maximum aggregate offering price for the Class A shares covered by this Registration Statement have been estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act based upon the average of the high and low prices of a Class A share as reported on the New York Stock Exchange on September 17, 2025 (a date within five business days prior to the date of filing the Registration Statement), which was equal to $23.10.